Exhibit 10.5

FINAL

AMENDMENT NO. 2

TO THE

NORTHWEST AIRLINES CORPORATION

2007 STOCK INCENTIVE PLAN

(Effective as of April 14, 2008)

This AMENDMENT NO. 2 TO THE NORTHWEST AIRLINES CORPORATION 2007 STOCK INCENTIVE PLAN (the “Amendment”) is hereby adopted and approved by the Board of Directors of Northwest Airlines Corporation (the “Company”) as of the date set forth above.

Pursuant to the authority granted under Article 7 of the Northwest Airlines Corporation 2007 Stock Incentive Plan (the “Plan”), the Board of Directors of the Company hereby amends the Plan as follows:

1.                             Amendment of the Plan.  Section 13.2(a) of the Plan is hereby deleted in its entirety and replaced with the following:

“In the event of a Change of Control (other than a Change of Control occurring by virtue of an event described in Section 2.1(e)(i) hereof), (i) any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed, upon such Change of Control, exercisable or otherwise vested or no longer subject to lapse restrictions, and (ii) the Committee may, but shall not be obligated to (A) cancel Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Stock Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Stock Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Stock Options or Stock Appreciation Rights) over the aggregate exercise price of such Stock Options or Stock Appreciation Rights, (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (C) provide that for a period of at least 30 days prior to the Change of Control, such Stock Options or Stock Appreciation Rights shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change of Control, such Stock Options or Stock Appreciation Rights shall terminate and be of no further force and effect.”

2.                             Amendment of the Plan. Section 13.2(b) of the Plan is hereby deleted in its entirety and replaced with the following:

“Notwithstanding any provision to the contrary herein (including Section 6.1(b)), except as otherwise specified in an Award Agreement, if a Participant’s employment is terminated without Cause or if a Participant terminates employment for Good Reason, in each case, within two (2) years following a Change of Control, the Participant will have three (3) years following the date of such termination of employment to exercise any portion of a Stock Option or Stock Appreciation Right (to the extent such Stock Option or Stock Appreciation Right is exercisable, and not previously exercised or cancelled) thereafter; provided, however, no Stock Option or Stock Appreciation Right shall be exercisable later than ten (10) years after the date granted.  The term “Good Reason” means, on or after a Change of Control, “Good Reason” as defined in the Participant’s Award Agreement, or, if not defined therein, “Good Reason” means any one or more of the following: (i) a material reduction in a Participant’s base salary or target bonus below the level of the Participant’s base salary or target bonus immediately prior to the Change of Control, (ii) any material diminution in a Participant’s duties or responsibilities, or (iii) the relocation of the Participant’s principal place of employment by more than 50 miles (excluding travel requirements relating to Participant’s duties), without the Participant’s consent; provided, however, that the foregoing events shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from the Participant of written notice of the event which constitutes Good Reason; and provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date.  The term “Cause” means “Cause” as defined in an Award Agreement or, if not defined therein, “Cause” shall mean the occurrence of any one or more of the following: (A) an act or acts of personal dishonesty by the Participant intended to result in substantial personal enrichment of the Participant at the expense of the Company or a Subsidiary, (B) an act or acts of personal dishonesty by the Participant intended to cause substantial injury to the Company or a Subsidiary, (C) material breach (other than as a result of a Disability) by the Participant of the Participant’s obligations under the terms and conditions of the Participant’s employment, which action was (x) undertaken without a reasonable belief that the action was in the best interests of the Company or a Subsidiary and (y) not remedied within fifteen (15) days after receipt of written notice from the Company or a Subsidiary specifying the alleged breach, or (D) the conviction of the Participant of a felony.”

3.                             Definitions. Except as otherwise defined in this Amendment, capitalized terms used but not defined herein shall have the meanings given them in the Plan.

4.                             General.  References to the “Plan” contained in the Plan shall mean the Plan as amended by this Amendment.  Except as herein provided, the Plan shall remain unchanged and in full force and effect.

Adopted by the Board of Directors of Northwest Airlines Corporation on April 14, 2008.